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                                                                     EXHIBIT 2a

                                                John Hancock Capital Series
                                          John Hancock Cash Management Fund
                                       John Hancock Income Securities Trust
                                               John Hancock Investors Trust
                                  John Hancock Limited Term Government Fund
                                           John Hancock Sovereign Bond Fund
                                         John Hancock Special Equities Fund
                                              John Hancock Strategic Series
                                        John Hancock Tax-Exempt Income Fund
                                        John Hancock Tax-Exempt Series Fund
                                                    John Hancock World Fund




                             AMENDMENT TO BY-LAWS
                             --------------------

        RESOLVED, that the By-Laws of the Trust be and hereby are amended to create the office of Vice Chairman of the Trust by adding the following as
Article VI, Sub-Section 6.5A of the By-Laws:

SECTION 6.5A. POWERS AND DUTIES OF THE VICE CHAIRMAN. The Trustees may, but need not, appoint one or more Vice Chairmen of the Trust. A Vice Chairman shall be an executive officer of the Trust and shall have the powers and duties of a Vice President of the Trust, as provided in Section 6.7 of this
Article VI. The Vice Chairman shall perform such duties as may be assigned to him or her from time to time by the Trustees of the Chairman.